Exhibit 12

                           CARNIVAL CORPORATION & PLC
                       Ratio of Earnings to Fixed Charges
                          (in millions, except ratios)


                                                             Three Months
                                                          Ended February 28,
                                                          -----------------
                                                          2007         2006
                                                          ----         ----

Net income                                                $283         $251
Income tax (benefit) expense, net                           (4)          14
                                                          ----         ----
Income before income taxes                                 279          265
                                                          ----         ----
Fixed charges
  Interest expense, net                                     84           76
  Interest portion of rent expense(a)                        4            4
  Capitalized interest                                      11            8
                                                          ----         ----
Total fixed charges                                         99           88
                                                          ----         ----
Fixed charges not affecting earnings
  Capitalized interest                                     (11)          (8)
                                                          ----         ----
Earnings before fixed charges                             $367         $345
                                                          ====         ====
Ratio of earnings to fixed charges                         3.7x         3.9x
                                                          ====         ====

(a) Represents one-third of rent expense, which we believe to be representative of the interest portion of rent expense.


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